UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2014

SUPERVALU INC.

 (Exact name of registrant as specified in its charter)

Delaware	1–5418	41–0617000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7075 Flying Cloud Drive Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (952) 828-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On January 31, 2014, SUPERVALU INC. (the “Company”) entered into an Amendment Agreement (the “Amendment Agreement”) relating to the Amended and Restated Term Loan Credit Agreement dated as of May 16, 2013 (the “Amended Term Loan Agreement”), among the Company, as Borrower, the subsidiaries of the Company named as loan parties therein, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent (the “Administrative Agent”), and the lenders parties thereto (collectively, the “Term Loan Lenders”), pursuant to which the parties agreed to amend and restate the Amended Term Loan Agreement in the form of the Second Amended and Restated Term Loan Credit Agreement attached to the Amendment Agreement as Exhibit A (the “Second Amended Term Loan Agreement”). The borrowings under the Second Amended Term Loan Agreement were used to refinance the outstanding loans under the Amended Term Loan Agreement at a lower interest rate. Except as described herein, the Second Amended Term Loan Agreement has substantially the same terms as the Amended Term Loan Agreement.

Borrowings under the Second Amended Term Loan Agreement bear interest at the rate of LIBOR plus 3.50% with a floor on LIBOR set at 1.00% instead of the rate under the Amended Term Loan Agreement of LIBOR plus 4.00% with a floor of 1.00%. The Second Amended Term Loan Agreement no longer includes the springing maturity provision that would have accelerated the term loan maturity to 90 days prior to May 1, 2016 if more than $250 million of the Company’s 8% senior notes remained outstanding as of that date. The Second Amended Term Loan Agreement also contains covenants modified to give the Company additional flexibility to make investments under the Second Amended Term Loan Agreement and includes certain other non-material changes.

The Second Amended Term Loan Agreement will mature on March 21, 2019. Additionally, the Second Amended Term Loan Agreement will mature early upon the occurrence of a Change of Control (as defined in the Second Amended Term Loan Agreement).

Borrowings under the Second Amended Term Loan Agreement are guaranteed by the Company’s material subsidiaries (together with the Company, the “Term Loan Parties”). To secure their obligations under the Second Amended Term Loan Agreement, each of the Term Loan Parties reaffirmed its grant of a perfected first-priority security interest for the benefit of the Term Loan Lenders in the Term Loan Parties’ equity interest in Moran Foods, LLC, the parent entity of the Company’s Save-A-Lot business, certain of the Term Loan Parties’ fixtures and equipment and substantially all of the Term Loan Parties’ intellectual property. In addition, the Term Loan Parties reaffirmed their grant of a perfected first-priority mortgage lien and security interest for the benefit of the Term Loan Lenders in certain of the Term Loan Parties’ owned or ground leased real estate. In addition, the obligations of the Term Loan Parties under the Second Amended Term Loan Agreement are secured by second-priority security interests in the collateral securing the Company’s amended and restated five-year $1.0 billion asset-based revolving credit facility (the “ABL Credit Facility”).

The loans under the Second Amended Term Loan Agreement may be voluntarily prepaid in certain minimum principal amounts, subject to the payment of breakage or similar costs and, in certain circumstances, a prepayment fee. Pursuant to the Second Amended Term Loan Agreement, the Company must, subject to certain customary reinvestment rights, apply 100% of Net Cash Proceeds (as defined in the Second Amended Term Loan Agreement) from certain types of asset sales (excluding proceeds of the collateral security of the ABL Credit Facility and other secured indebtedness) to prepay the loans outstanding under the Second Amended Term Loan Agreement. Also, beginning with the Company’s fiscal year ending February 22, 2014, the Company must prepay amounts outstanding under the Second Amended Term Loan Agreement no later than 90 days after the fiscal year end in an aggregate principal amount equal to a percentage (which percentage ranges from 0% to 50% depending on the Company’s Total Secured Leverage Ratio (as defined in the Second Amended Term Loan Agreement) as of the last day of such fiscal year) of Excess Cash Flow (as defined in the Second Amended Term Loan Agreement) for the fiscal year then ended minus any voluntary prepayments made during such fiscal year with Internally Generated Cash (as defined in the Second Amended Term Loan Agreement).

The Second Amended Term Loan Agreement contains customary representations and warranties. The Second Amended Term Loan Agreement also contains certain operating covenants, which restrict the ability of the Term Loan Parties to take certain actions without the permission of the Term Loan Lenders or as permitted under the Second Amended Term Loan Agreement.

The Second Amended Term Loan Agreement contains customary default provisions. Among other things, an event of default will be deemed to have occurred upon (subject, in some cases, to certain grace periods): (i) the failure to pay any amounts due under the Second Amended Term Loan Agreement, (ii) the breach of covenants, (iii) representations and warranties that are incorrect or misleading in any material respect, (iv) liquidation of all or a material portion of the Company’s or its Restricted Subsidiaries’ (as defined in the ABL Credit Facility) assets, insolvency or inability to pay debts as they come due, (v) certain judgments and orders, (vi) a suit by the federal or any state government alleging racketeering, (vii) certain ERISA Events (as defined in the Second Amended Term Loan Agreement), (viii) an uninsured loss to a portion of the collateral having a value in excess of $50 million and (ix) the termination or attempted termination of any Facility Guaranty (as defined in the Second Amended Term Loan Agreement). In addition, default by a Term Loan Party under any Material Indebtedness (as defined in the Second Amended Term Loan Agreement), the termination or ineffectiveness of the provisions of the Intercreditor Agreement, the maturity of the ABL Credit Facility prior to its original maturity date and certain payments in respect of the ASC Guarantee (as defined in the Second Amended Term Loan Agreement) made with Internally Generated Cash or proceeds of indebtedness or in respect of interest, fees, expenses, indemnities and other amounts (other than principal) in respect of the ASC Guarantee from the proceeds of the Escrow Fund (as defined in the Second Amended Term Loan Agreement) would each be an event of default under the Second Amended Term Loan Agreement.

The Amended Term Loan Agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 22, 2013. A copy of the Amendment Agreement, including the Second Amended Term Loan Agreement attached to the Amendment Agreement as Exhibit A, is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Amendment Agreement and the Second Amended Term Loan Agreement is qualified in its entirety by reference to the full text of such agreements.

On January 31, 2014, the Company issued a News Release to announce the amendment of the Second Amended Term Loan Agreement. A copy of the News Release issued by the Company is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Goldman Sachs Bank USA, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., the joint lead arrangers for the Second Amended Term Loan Agreement, or their affiliates, were also lenders under the Amended Term Loan Agreement, are lenders under the ABL Credit Facility and may have provided from time to time, and may provide in the future, commercial and investment banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received and may in the future receive customary fees and commissions.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2014, Ms. Susan S. Grafton accepted an offer from the Company regarding the terms of her employment as Senior Vice President, Finance, and Chief Accounting Officer of the Company.  Ms. Grafton’s appointment was approved by the Board of Directors of the Company on January 9, 2014, subject to her acceptance of the offer, and her appointment will become effective on February 17, 2014 (the “Hire Date”).

Ms. Grafton, 57, most recently served from 2011 to 2014 as Senior Vice President, Controller and Chief Accounting Officer of Best Buy Co., Inc. (“Best Buy”), a multi-national, e-commerce and physical retailer of consumer electronics.  Ms. Grafton was responsible for all accounting functions, external reporting, tax, finance shared services and finance systems strategy.  Ms. Grafton joined Best Buy in 2001 and she served as Vice President, Controller and Chief Accounting Officer from 2006 until 2011. Prior to joining Best Buy, she held finance and accounting positions with Merrill Corporation, Pitney Bowes, Inc. and The Pillsbury Company.

In connection with her employment and in light of unvested equity awards that she will be forfeiting on her departure from Best Buy, Ms. Grafton is being provided a one-time cash and equity award to be paid out over time and conditioned on her continued employment with the Company. Ms. Grafton’s cash award will be comprised of $250,000 to be paid within one month following the Hire Date and $250,000 to be paid within 30 days following the one-year anniversary of the Hire Date. The gross amount of each cash payment is subject to prorated repayment based on the Hire Date if Ms. Grafton voluntarily leaves the Company within two years of the Hire Date.

As soon as practicable on or following the first full trading day after the Hire Date on which the Company is not subject to a blackout period under its Insider Trading and Pre-Clearance Policy, the Company will grant Ms. Grafton stock options to acquire shares of Company common stock with a grant date value of $175,000 and restricted shares of Company common stock with a grant date value of $125,000.  These awards will vest in three approximately equal annual installments on each anniversary of the grant date, subject to Ms. Grafton’s continued employment through the vesting date.  In addition, as soon as practicable following the first full trading day after the Company’s fiscal year earnings release for fiscal year 2015 and fiscal year 2016 on which the Company is not subject to a blackout period under its Insider Trading and Pre-Clearance Policy, the Company will grant Ms. Grafton stock options to acquire shares of Company common stock with a grant date value of $87,500 and restricted shares of Company common stock with a grant date value of $62,500.  These awards will vest in approximately equal annual installments on the first two anniversaries of the applicable grant date, subject to Ms. Grafton’s continued employment through the vesting date.  All grants will be pursuant to the terms and conditions of the Company’s 2012 Stock Plan or any subsequent plan in place at the time of the grant.  The exercise price of each stock option award will be equal to the closing price of a share of Company common stock on the grant date, and the number of shares subject to each stock option award will be determined by the Company using a Black-Scholes methodology for determining fair market value.  The grant date value for each grant of restricted shares will be based on the closing price of a share of Company common stock on the grant date.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1*

Amendment Agreement, dated January 31, 2014, among SUPERVALU INC., as Borrower, the subsidiaries of the Company named as loan parties therein, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and the lenders parties thereto

99.1	News Release of SUPERVALU INC., dated January 31, 2014

* Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2014

SUPERVALU INC.

	By:	/s/ Karla C. Robertson

Karla C. Robertson
Executive Vice President, General Counsel and Corporate Secretary
(Authorized Officer of Registrant)

EXHIBIT INDEX

Exhibit Number	Description
10.1*

Amendment Agreement, dated January 31, 2014, among SUPERVALU INC., as Borrower, the subsidiaries of the Company named as loan parties therein, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and the lenders parties thereto

99.1	News Release of SUPERVALU INC., dated January 31, 2014

* Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.